Exhibit 21.1
Subsidiaries of Nuveen Churchill Private Capital Income Fund
The following list sets forth our consolidated subsidiaries, the state under whose laws the subsidiary is organized, and the percentage of voting securities or membership interests owned by us in the subsidiary:
•Churchill NCPCIF CLO-I LLC (f/k/a NCPIF SPV I LLC) (Delaware) – 100%
•Churchill NCPCIF CLO-II LLC (f/k/a NCPCIF SPV IV, LLC) (Delaware) – 100%
•NCPIF Equity Holdings LLC (Delaware) – 100%
•NCPCIF SPV II, LLC (Delaware) – 100%
•NCPCIF SPV III, LLC (Delaware) – 100%
•NCPCIF BSL SPV I, LLC (Delaware) – 100%
The subsidiaries listed above are consolidated for financial reporting purposes.